Exhibit 10.14

CONFIDENTIAL

Paragon Shipping Inc.

15 Karamanli Ave.

166 73 Voula,

Greece

Attn. Mr. M. Bodouroglou

Rotterdam, March 28 2011

Dear Sirs,

We write with regard to our recent discussions, and are pleased to confirm that ABN AMRO Bank N.V. is prepared to provide the financing for BoxShips, subject to the following terms and conditions.

Senior Secured Credit Facility of maximum USD 100,000,000

(United States Dollars One Hundred Million)

Facility Purpose	:	To provide finance for the acquisition of two (2) 2010-built TEU 3,450 Panamax container ships ‘Box Voyager’ and ‘Box Trader’ and one (1) 2010-built TEU 6,500 containership ‘Maule’ (each a “Vessel”, and collectively the “Vessels”).

Facility Type	:	Senior secured term loan (the “Facility”), evidenced by a loan agreement and other legal and commercial documents (the “Facility Agreement”).

Facility Amount	:	Maximum of USD 100,000,000 (say United States Dollars One Hundred Million), but no more than 55% of the lower of i) the fair market value and ii) the acquisition cost, of the Vessels. The Facility will be split in three tranches as per below schedule:

Vessel	Max Facility Amount
TEU 3.450	$28,250,000
TEU 3,460	$28,250,000
TEU 6,500	$43,500,000

$100,000,000

The fair market value shall be determined as the arithmetic average of the valuations of two (2) independent sale & purchase brokers acceptable to the Agent.

Borrowers	:	Joint and severally, three single purpose companies, owners of the Vessels, incorporated in a jurisdiction acceptable to the Lender. The Borrowers to be 100% owned and controlled by the Corporate Guarantor.

ABN AMRO Bank N.V.

Corporate Guarantor	:	BoxShips a company with its shares listed on the NYSE or NASDAQ, which will unconditionally and irrevocably guarantee the obligations of the Borrowers under the Facility Agreement.

Time Charters	:	The Annexed Vessel employment agreements.

Charterer	:	CSAV (Compañia SudAmericana de Vapores S.A.).

Agent/ Underwriter	:	ABN AMRO Bank N.V. (“ABN AMRO”). The Agent reserves the right to syndicate out part of the Facility to one or more banks.

Drawdown	:	In one drawdown per Vessel tranche.

Cancellation	:	The Facility will not be available for further drawings after 15th June 2011.

Final Maturity	:	Six (6) years from Drawdown, but in any event no later than 15th June 2017, or earlier in accordance with the Facility Agreement.

Repayment	:	Each tranche, repayable in 24 quarterly instalments together with a balloon payment, payable on Final Maturity, as per below schedule:

Vessel	Instalments	Balloon
TEU 3,450	24x $537,500	$15,350,000
TEU 3,450	24x $537,500	$15,350,000
TEU 6,500	24x $850,000	$23,100,000

The Agent reserves the right to synchronise the repayment of the tranches, in one repayment schedule.

Voluntary Prepayment	:

Prepayable in whole or in part without penalty on any interest payment date, subject to 15 days written notice to the Agent, in minimum amounts of USD 1,925,000 (United States Dollars One Million Nine Hundred Twenty Five Thousand) or integral multiples thereof. Prepayments shall be applied to the repayment schedule in inverse order of maturity.

Any break funding costs associated with prepayment(s) shall be for account of the Borrowers.

Involuntary Prepayment	:

The net proceeds from the (re)finance, sale, scrap or total loss of a Vessel shall be applied promptly on receipt towards prepayment of part of the Facility as may be necessary to ensure that after such prepayment the Asset Cover exceeds the higher of 150% and the cover that was in place prior to the refinance, sale, scrap or total loss.

Any break funding costs associated with prepayment(s) shall be for account of the Borrowers.

Arrangement Fee	:	1.25% flat of the maximum Facility Amount, payable to the Agent upon signing of the Facility Agreement.

Commitment Fee	:	1.00% per annum, payable quarterly in arrears over the committed but undrawn portion of the Facility starting from the date of signing of the Facility offer letter.

Underwriting Fee	:	0.25% flat of the maximum Facility Amount, payable to the Agent upon signing of the Facility Agreement.

Agency Fee	:	An Agency Fee of US$ 25,000 per annum shall be payable to the Agent annually in advance. This to be payable only if syndicated out.

Interest	:	Interest will be charged over the outstanding portion of the Facility, at the rate of the Margin over:

3, 6, 9 or 12 month US$ Libor or cost of funds, (if Libor does not accurately reflect the Lender’s funding cost), or another period to be agreed with the Lender.

Interest will be calculated on the basis of the actual number of days elapsed in a year of 360 days, and shall be payable at the earlier of the end of an interest period, and quarterly.

Margin	:	3.00% p.a.

Hedging		Any interest rate hedge instrument to be effectuated by the Agent, and will be secured pari-passu with the other securities under the Facility Agreement.

Manager		AllSeas Marine Inc.

Security	:	Usual and customary for a transaction of this type, including but not limited to :

• First priority cross-collateralized mortgages over the Vessels.

• First priority assignment of the Vessels’ earnings, as well as operating and retention accounts held with the Agent.

• First priority assignment of the Vessels’ insurances, including but not limited to Hull & Machinery, Protection & Indemnity, War Risks, MII and MII Additional Perils.

• Marine and War Risks shall be for a minimum of 130% of the outstanding Facility Amount.

• The cost of MII and MII Additional Perils Pollution taken out by the Agent shall be for the account of the Borrowers.

• Specific assignment, by way of notification to the charterers, of any and all present and future charter parties, consecutive voyage charters, or contracts of affreightment of the Vessels in excess of twelve (12) months duration, including the Time Charters.

• First priority pledges over the shares of the Borrowers.

• Unconditional and irrevocable corporate guarantee from the Corporate Guarantor.

		•	Manager’s undertaking.

Application of Earnings	:		All earnings of the Vessels shall be paid to the Agent for credit to the Vessels’ operating accounts of the Borrowers held with the Agent.

Said earnings to be applied as follows :

		•	First, towards payment of all sums other than principal or interest due under the Facility Agreement which may be owing to the lender(s).

		•	Second, in or towards payment of one third of the relevant quarterly instalment and the relevant proportion of accruing interest, which will be transferred to the pledged retention account each month.

Surplus earnings to be released to the Borrowers.

Covenants :	:	Usual and customary for a transaction of this type, including but not limited to;

		•	The average outstanding time charter duration of the fleet owned by the Corporate Guarantor to be no less than 1 year.

		•	The Vessels to be classed with an IACS classification society, free of any overdue recommendations.

		•	No change of control, merger or acquisition with respect to the Borrowers and the Corporate Guarantor.

		•	Restriction on payment of dividends and financial distributions with respect to the Borrowers and the Corporate Guarantor in case of default.

		•	The operating and retention accounts of the Borrowers to be held with the Agent.

		•	Restriction on asset acquisitions and disposals with respect to the Borrowers.

		•	Technical and commercial management of the Vessels to be executed by the Manager.

		•	Restriction on additional indebtedness with respect to the Borrowers.

		•	Cross default with respect to the other obligations of the Borrowers and the Corporate Guarantor.

		•	The Chairman and the CEO of the Corporate Guarantor to be acceptable to the Agent.

		•	Mr Michael Bodouroglou to own a minimum of 10% of the Corporate Guarantor (directly or indirectly).

		•	The Borrowers and the Corporate Guarantor shall provide the Agent with audited annual accounts within 90 days of the year end and semi- annual management accounts within 60 days of the half-year end. Further relevant financial information shall be provided on demand.

		•	No change of flag, classification society, intermediate or ultimate ownership and management of the Vessels without the prior written consent of the Agent.

		•	The Borrowers will from the required date at all times during the Facility period comply with the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation.

		•	The Agent reserves the right to request for one or more technical survey reports of the Vessels by surveyors appointed by the Agent at the expense of the Borrowers.

		•	Material Adverse Change of the Borrowers and the Corporate Guarantor.

Financial Covenants	:	Usual and customary for a transaction of this type, including but not limited to :

Borrowers

		•	The fair market value of the Vessels (charter-free basis) shall at all times be at least 140% of the amount outstanding under the Facility (the “Asset Cover”). The market value shall be determined as the arithmetic average of the valuations of two independent sale & purchase brokers acceptable to the Agent.

Valuations obtained at the expense of the Borrowers shall be limited to two per year.

		•	Each Borrower to maintain a minimum cash balance of US$ 250,000 with the Agent.

Corporate Guarantor

		•	Maximum market adjusted corporate leverage : 65%

		•	Minimum market adjusted net worth of US$ 150,000,000.

		•	Minimum free liquidity of US$ 750,000 per vessel owned, but no less than US$ 8,000,000.

		•	Interest cover ratio 2.5:1.

The Borrowers and the Corporate Guarantor to evidence their compliance with covenants by a delivery of a Compliance Certificate on a quarterly basis.

Conditions Precedent	:	Usual and customary for a transaction of this type, including but not limited to :

		•	The Corporate Guarantor to be listed on NYSE or NASDAQ and to have raised a minimum of US$ 120,000,000 of new equity.

		•	Execution of all securities in favour of the Lender.

		•	Satisfactory valuations from two brokers acceptable to the Agent.

		•	A favourable opinion from the Agent’s insurance consultants at the expense of the Borrowers confirming that the required insurances have been placed and are acceptable to the Agent, and that the underwriters are acceptable to the Agent.

		•	Letters of undertaking from the insurance brokers, inclusive confirmation notices of assignment, notices of cancellation and loss payable clause acceptable to the Agent.

		•	The Borrowers and the Corporate Guarantor to provide such other documents and evidence as the Agent shall require based on applicable laws and regulations and the Agent’s own internal guidelines relating to the bank’s verification of the identity and knowledge of its customers.

		•	The Time Charters to be in place in form and substance acceptable to the Agent.

Events of Default :	:	Usual and customary for a transaction of this type, including but not limited to :

		•	Failure to pay any amounts due when required under the Facility Agreement.

		•	Breach of covenants.

		•	Bankruptcy, insolvency, etc.

		•	Change of control of the Borrowers and/or the Corporate Guarantor.

		•	Termination/cancellation of the Time Charters provided that alternative employment acceptable to the Agent is not entered-into for the Vessels within a period of 60 days after such termination/cancellation.

		•	Cross default with the obligations of the Borrowers and the Corporate Guarantor.

		•	Default under any other credit agreement of the Borrowers and/or the Corporate Guarantor.

		•	Material Adverse Change of the Borrowers and the Corporate Guarantor.

General Conditions	:	Apart from the terms and conditions set out herein, the General Banking Conditions and the General Credit Provisions of ABN AMRO Bank N.V. will apply.

Syndication Clauses	:	As per attached.

Documentation	:	Usual and customary for a transaction for this type.

Increased Costs	:	The documentation will include a provision requiring the Borrowers to reimburse the Agent for any increased costs, which are incurred as a result of regulatory changes.

Representations / Warranties	:	Usual and customary for a transaction for this type.

Taxation	:	Any payments under the Facility Agreement are to be made free and clear of all present and future taxes, levies, duties or deductions of any nature whatsoever, levied either now or at any future time.

Expenses	:

All costs incurred in connection with the establishment and maintenance of the Facility, the Facility Agreement and security documents, including legal fees and out of pocket expenses, will be for the account of the Borrowers.

Governing Law	:	The laws of England and the non-exclusive jurisdiction of the English courts.

This offer letter will remain valid until the close of business, Rotterdam time on the 20th of April 2011. If you agree with the contents of this offer letter, we kindly request you return to us the copy, dated and duly signed.

Yours Sincerely,

For and on behalf of

ABN AMRO Bank N.V.	A.G.A.J. Biesbroeck

For and on behalf of	For and on behalf of

The Borrowers	The Corporate Guarantor

ANNEX- Time Charters

Vessel	Capacity	Charter rate ($ p.d.)	Expiry
Vessel 1	TEU 3,450	20,000	August-12
Vessel 2	TEU 3,450	20,000	August-12
Vessel 3	TEU 6,500	38,000	Mav-16

ATTACHMENT - Syndication Clauses

Clear Market:	During the period from the date of the Term Sheet and the date of close of syndication, the Borrowers /Corporate Guarantor shall not and shall ensure that no other member of the group shall raise or attempt to raise finance in the international or domestic loan or capital markets without the prior written consent of the Agent.

Syndication:	The Borrowers / Corporate Guarantor shall give such assistance as the Agent may reasonably require in relation to the syndication of the Facility including presentations by members of their management, and assisting in relation to the preparation of an information memorandum.

Market Flex:	The Underwriter shall be entitled in consultation with the Borrowers / Corporate Guarantor to change the pricing, terms and/or structure of the Facility if the Agent determines that such changes are advisable in order to ensure a successful syndication of the Facility

Market Conditions:	The terms set out in the term sheet are subject to there being no material adverse change in either (a) the business or financial condition of the parties set out herein or (b) the international or any relevant domestic syndicated loan market, up to the time of close of syndication of the Facility.

Publicity:	Any publicity regarding the Facility to be agreed in advance by the Agent.

Confidentiality:	The Term Sheet and its content are intended for the exclusive use of the Borrowers / Corporate Guarantor and shall not be disclosed by the Borrowers / Corporate Guarantor to any person other than the legal and financial advisors for the purposes of the proposed transaction unless the prior written consent of the Agent is obtained.